Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
mshilton@lhai.com

TESSERA TECHNOLOGIES ANNOUNCES FIRST QUARTER 2007

FINANCIAL RESULTS

- First Quarter 2007 Royalties and License Fees Grew 84 Percent versus Prior Year Quarter -

San Jose, Calif., May 3, 2007 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its results for the first quarter ended March 31, 2007.

“Increased use of chip scale packaging and market share gains drove our first quarter royalties and license fees up 84 percent compared to the prior year’s quarter, with total revenues for the first quarter 2007 reaching $46.8 million,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “For the year 2007, we believe our royalties and license fees will grow approximately 55 percent as compared to 2006.”

Revenue Highlights: First Quarter 2007

•	Total revenue was $46.8 million.

•	Royalties and license fees were $35.7 million.

•	Payments for past production were $1.7 million.

•	Product and service revenues were $9.4 million.

Generally accepted accounting principles (GAAP) net income for the first quarter of 2007 was $11.1 million, or $0.23 per diluted share. Pro forma net income for the first quarter of 2007 was $24.5 million and pro forma net income per diluted share was $0.51. Pro forma net income is defined as income excluding non-cash tax expense, stock-based compensation and non-cash amortization charges related to acquisitions. Pro forma net income per share equals pro forma net income divided by the weighted diluted share count as of that period end.

“We continue to focus our efforts to ensure Tessera will be a leading developer of semiconductor and consumer optics technologies for years to come,” continued McWilliams. “In April, we announced our MicroPILRTM Interconnect platform, which we believe will be a fundamental building block for next-generation mobile, computing and consumer electronics products. We also advanced our wafer level camera technology development efforts, and with the acquisition of Eyesquad now have several key enabling consumer optics technologies we believe meet the industry’s needs for smaller and more cost effective solutions. We believe our consumer optics efforts will expand our customer base, broaden our addressable markets, and substantially enhance our long-term growth potential.”

2007 Financial Guidance

“The first quarter of 2007 exceeded our revenue expectations due to solid performance in our core royalties and licenses business, and continued contributions from our compliance program. In addition, operating cash flow in the first quarter reached almost 60 percent of revenues,” stated Charles Webster, Tessera’s chief financial officer. “Although the second quarter has historically been a bit slower than other quarters for Tessera, we believe our second quarter royalties and license fees should be sequentially flat to slightly up.”

Tessera expects second quarter 2007 total revenue within the range of $46 million to $47 million, with royalties and license fees flat to slightly up as compared to the first quarter of 2007. As per company policy, quarterly revenue guidance does not include the impact of new agreements that are not already signed.

Pro forma expenses for the second quarter are projected to approximate $25 million to $25.5 million, including $5 million to $5.5 million of litigation expense. This includes cost of revenue, research and development, and selling, general and administration expenses, but excludes stock based compensation and non-cash, deal-related expenses.

The company’s second quarter book tax rate is projected to be 44 percent of pre-tax profit, as a portion of stock compensation expense is not deductible for tax purposes. Cash taxes are projected to be approximately $2.4 million in the second quarter, due to a one-time shifting of roughly $800,000 in cash taxes from the first quarter into the second quarter.

Stock based compensation expense is projected to be approximately $4.0 million. Non-cash deal amortization is expected to be approximately $1.5 million.

The fully diluted share count is expected to be 49 million shares.

Tessera is reaffirming its full year 2007 total revenue in the range of approximately $193 million to $198 million, which assumes no settlements, license fees, or associated past production payments related to the company’s current litigation efforts. Annual royalties and license fees are projected to be up roughly 55 percent as compared to 2006. As a reminder, Tessera had $83.1 million in past production payments in 2006.

Pro forma expenses for 2007 are projected to be approximately $103 million to $106 million, including $22 million to $25 million of litigation expense. This includes cost of revenue, research and development, and selling, general and administration expenses, but excludes stock-based compensation and non-cash, deal-related expenses.

Stock-based compensation expense is projected to be approximately $18 million to $20 million. Non-cash deal amortization is expected to be approximately $6 million.

Other income is projected to be $8 million. The company’s book tax rate is projected to be 43 percent of pre-tax profit. Cash taxes are projected to approximate $7 million for the year.

The fully diluted share count is expected to be 50.5 million shares.

Conference Call Information

Tessera Technologies will host its first quarter 2007 conference call on May 3, 2007 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 5426717.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Pro Forma Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains pro forma financial measures that are adjusted for non-cash tax expense, and stock compensation and the requirements of SFAS No. 123(R), “Share-based Payment” (“123R”). The pro forma financial measures used by management and disclosed by the company exclude the income statement effects of non-cash tax expense, either one-time or ongoing non-cash deal amortization charges and all forms of stock compensation and the effects of 123R upon the number of diluted shares used in calculating pro forma earnings per share. The pro forma financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The pro forma financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the pro forma income to our reported GAAP net income.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delay in completing the transaction or the risk that the transaction may not be completed; failure to achieve the revenues, cost savings, growth prospects and any other synergies expected from the transaction; and delays and challenges associated with integrating the companies, including employees and operations, after the transaction is completed. Other factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 include more information about factors that could affect the company’s financial results.

– Tables to Follow –

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Royalty and license fees	$35,708	$19,372
Past production payments	1,748	223
Product and service revenues	9,363	4,069

Total revenues	46,819	23,664

Operating expenses:
Cost of revenues	4,702	3,432
Research, development and other related costs	8,353	3,876
Selling, general and administrative	16,154	13,870

Total operating expenses	29,209	21,178

Operating income	17,610	2,486
Other income, net	2,758	1,205

Income before taxes	20,368	3,691
Income tax provision	9,274	2,320

Net income attributable to common stockholders	$11,094	$1,371

Basic and diluted net income per share attributable to common stockholders:
Net income per common share; basic	$0.24	$0.03

Net income per common share; diluted	$0.23	$0.03

Weighted average number of shares used in per share calculations; basic	47,001	45,432

Weighted average number of shares used in per share calculations; diluted	48,749	47,345

TESSERA TECHNOLOGIES, INC.

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands, except share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Non-cash income tax expense	$8,470	$1,395
Stock compensation—cost of revenues	$550	$935
Stock compensation—research, development and other related costs	$508	$50
Stock compensation—selling, general and administrative	$2,623	$2,793
Amortization of acquired intangibles	$1,301	$274

Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	48,335	47,345

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$204,259	$194,076
Accounts receivable	14,311	6,783
Inventory	1,843	1,548
Short term deferred tax assets	4,814	4,814
Other current assets	1,997	13,434

Total current assets	227,224	220,655
Property and equipment, net	25,880	24,705
Intangible assets	45,615	27,529
Goodwill	35,426	35,425
Long term deferred tax assets	12,550	12,530
Other assets	570	444

Total assets	$347,265	$321,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,870	$3,895
Accrued legal fees	3,993	3,166
Accrued liabilities	5,597	7,350
Deferred revenue	620	646
Income tax payable	8,247	376

Total current liabilities	22,327	15,433

Stockholders’ equity:
Common Stock	47	47
Additional paid-in capital	253,008	245,019
Retained earnings	71,883	60,789

Total stockholders’ equity	324,938	305,855

Total liabilities and stockholders’ equity	$347,265	$321,288

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Pro forma net income	$24,546	$6,818

Less:
Stock compensation—cost of revenues	550	935
Stock compensation—research, development and other related costs	508	50
Stock compensation—selling, general and administrative	2,623	2,793
Amortization of acquired intangibles	1,301	274
Non-cash income tax expense	8,470	1,395

Net income, as reported	$11,094	$1,371

Pro forma net income per common share; diluted	$0.51	$0.14

Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	48,335	47,345